Exhibit 3.44

AECO GAS STORAGE PARTNERSHIP
PARTNERSHIP AGREEMENT

Providing for the formation of

AECO GAS STORAGE PARTNERSHIP

Between

ENCANA CORPORATION

-and-

1196923 ALBERTA LTD.

Made as of

October 14, 2005

i

ii

AECO GAS STORAGE PARTNERSHIP

PARTNERSHIP AGREEMENT

This Agreement made as of October 14, 2005.

BETWEEN:

ENCANA CORPORATION, a corporation amalgamated under the laws of Canada (“ECA”),

OF THE FIRST PART

-and-

1196923 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta (“1196923”);

OF THE SECOND PART

WHEREAS the Parties wish to record and evidence their agreement with respect to the formation of a partnership under the laws of Alberta for the purposes and on the terms and conditions herein prescribed;

WHEREAS the parties have agreed to make contributions to the Partnership concurrent with the formation of the Partnership;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1             Definitions

In this Agreement, including the recitals and any schedules hereto, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith:

(a)           “Affiliate” of any Person means any other Person controlling, controlled by, or under common control with, such Person and for the purposes of this definition, “control” means the possession, directly or indirectly, by such Person or group of Persons acting in concert of the power to direct or cause the direction of the management or policies of the first mention Person, whether through the ownership of voting securities or otherwise.

(b)           “Agreement” means this partnership agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof, and the expressions “above”, “below”, “herein”, “hereto”, “hereof” and similar expressions refer to this Agreement.

(c)           “Applicable Law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives, published guidelines, standards, codes of practice (regardless of whether such guidelines, standards and codes of practice have been promulgated by statute or regulation) and orders of and the terms of all judgments, orders and decrees issued by any Authorized Authority by which such Person is bound or having application to the transaction or event in question.

(d)           “Authorization Limit” means any amount with respect to a matter or transaction that the Managing Partner considers is necessary and prudent to carry on the Partnership Business in the ordinary course or as may be required by reason of any emergency or event endangering life or property, and for all other matters or transactions, the sum of $1,000,000.

(e)           “Authorized Authority” means, in relation to any Person, transaction or event, any (i) federal, provincial, municipal or local governmental body (whether administrative, legislative executive or otherwise), both domesticated and foreign; (ii) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of pertaining to government; (iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including securities exchanges, in each case having jurisdiction over such Person, transaction or event.

(f)            “Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta but does not in any event include a Saturday, Sunday or statutory holiday under Applicable Law.

(g)           “Capital Account” in respect of a Partner means the capital account maintained pursuant to Section 5.6.

(h)           “Capital contribution” at any particular time means, in the singular, the amount of a Contribution by a partner to the capital of the Partnership at that time, and means, in the plural, the aggregate of all Contributions each of which is an amount contributed as capital by a Partner to the capital of the Partnership at or before that time less the aggregate of the Distributed Amounts made to such Partner at or before such time.

(i)            “Contributed Amount” means, in relation to a Contribution by a Partner, the aggregate of:

(i)            the amount of money contributed to the capital of the Partnership by such Partner pursuant to such Contribution; plus

(ii)           the fair market value in money of the property or rights or interests in property contributed by such partner pursuant to such Contribution; plus

(iii)          the fair market value in money or services rendered to the Partnership by such Partner on costs incurred by such Partner for and on behalf of the Partnership, in either case, without reimbursement, pursuant to such Contribution, as approved by the unanimous agreement in writing of the Partners;

less the aggregate of all liabilities of the Partner concurrently assumed by the Partnership, pursuant to such Contribution, determined as at the time of such Contribution.

(j)            “Contribution Date” means the effective date of a Capital Contribution to the Partnership pursuant to this Agreement.

(k)           “Costs” of the Partnership for a particular period means the expenses incurred during that period by the Partnership by the Managing Partner on behalf of the Partnership.

(l)            “Declaration” means the declaration of partnership for the Partnership filed under the Partnership Act and all amendments thereto and renewals, replacements, or restatements thereof.

(m)          “Distributed Amount” means, in relation to a Distribution to a Partner, the amount of money and the fair market value of property or rights or interests in property distributed by the Partnership to such Partner pursuant to such Distribution less the aggregate of all liabilities of the Partnership concurrently assumed by such Partner pursuant to such Distribution, determined as at the time of such Distribution.

(n)           “Distribution” at any particular time means, in the singular, a distribution of money or property or rights or interests in property, or any combination thereof to a Partner by the Partnership at that time in respect of the income or capital of the Partnership, and means, in the plural, the aggregate of all such distributions each of which is an amount paid or distributed to a Partner at or before that time in respect of the income or capital of the Partnership.

(o)           “Extraordinary Distribution” means a Distribution that is not part of a Distribution made to all Partners in proportion to their Partnership Interests.

(p)           “Fiscal Year” means the fiscal year of the Partnership under Section 6.1.

(q)           “GAAP” or “Generally Accepted Accounting Principles” means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(r)            “GST” means the goods and services tax prescribed by the GST Legislation.

(s)           “GST Legislation” means Part IX of the Excise Tax Act (Canada) RSC 1985, c.E-15, as amended from time to time and the regulations thereunder.

(t)            “ITA” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.) as revised or amended from time to time and the regulations made thereunder and all applicable income tax and similar legislation of the provinces of Canada.

(u)           “Managing Partner” means 1196923, or such other partner designated as Managing partner by written agreement of the Partners.

(v)           “Parties” means parties to this Agreement and “Party” means on of them as the context requires.

(w)          “Partner” means a partner of the Partnership from time to time, as listed on Schedule I, as updated from time to time.

(x)            “Partnership means AECO Gas Storage Partnership, the partnership formed by this Agreement.

(y)           “Partnership Act” mans the Partnership Act (Alberta), as now enacted or as amended, re-enacted or replaced from time to time.

(z)            “Partnership Business” means holding, directly or indirectly, securities or similar interests in corporations, partnerships, limited partnerships, trusts or unincorporated entities, resource exploration, development, production, processing, transportation, storage and marketing of petroleum and natural gas substances, including without limitation providing natural gas storage, hub and services related thereto for or on behalf of third parties, and such other related or unrelated business or activity as the Partners may from time to time agree, including without limitation, investment in, holding of, acquisition, and disposition of, any partnership Property.

(aa)         “Partnership’s Net Asset Value” means, as at a point in time, the fair market value of the Partnership Properties at such time less the aggregate amount of the Partnership’s liabilities at such time.

(bb)         “Partnership Property” means all rights, properties, assets and interest, real and personal, tangible and intangible, of whatever nature and kind, including choses in action, and services contributed to the Partnership by the Partners and otherwise acquired from time to time by the Partnership or by the Partners on behalf of the Partnership, whether in the course of managing the Partnership Business or otherwise.

(cc)         “Partnership Interest” means, in respect of each Partner, the percentage interest of such Partner in the Partnership from time to time, as determined in accordance with this Agreement and set forth in Schedule 1, as updated from time to time, which entitles or subjects the holder thereof to all the rights, benefits and obligations of a Partner hereunder.

(dd)         “Person” includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

Section 1.2             References

References to Articles, Sections, Subsections or Schedules refer to articles, sections subsections or schedules of this Agreement.

Section 1.3             Canadian Dollars

All dollar amounts referred to in this Agreement are in Canadian funds, unless otherwise indicated herein.  All payments contemplated herein shall be by cheque or bank draft issued by a

Canadian bank or wire transfers or such other transfer of immediately available funds or notes or other consideration as may be acceptable to the Parties.

Section 1.4             Extended Meetings

In this Agreement, words importing the singular number include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders; the use of the word “include” or “including” shall be deemed to mean “include, without limitation,” or “including, without limitation,” as applicable; and references to any statute shall extend to and include orders-in-council or regulations, and any statute, orders-in-council or regulations substantially in replacement thereof.

Section 1.5             Entire Agreement

Except for the agreements specifically contemplated herein, this Agreement constitutes the entire agreement between the parties pertaining to the subject matter thereof and there are no prior or contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter thereof.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 1.6             Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any Schedule, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with Applicable Law, Applicable Law shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate such conflict.

Section 1.7             Accounting References

Where the character or amount of any asset, liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with Generally Accepted Accounting Principles except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement or Applicable Law.

Section 1.8             Computation of Time Periods

Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first date and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  To the extent that interest is calculated for a period ending on a day that is not a Business Day, the last day of such period for the purposes of calculating interests, shall extend to the next following Business Day.

Section 1.9             Headings

Headings and the table of contents are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents hereof.

Section 1.10           Schedules

Appended hereto are the following Schedules, which are incorporated in this Agreement by reference and are deemed to be a part hereof:

Schedule 1                             List of Partners and Partnership Interests

Schedule 2                             Counterpart Execution by assignee

ARTICLE 2

THE PARTNERSHIP

Section 2.1             Formation of the Partnership

The Partners hereby constitute themselves as an ordinary partnership for the purpose of carrying on the Partnership Business.  The Partnership shall have the power and authority, without limitation, to carry on such other business or activity as the Partners may from time to time agree.  To the extent not otherwise provided for herein, the Partnership shall be governed by the provision of the Partnership Act.

Section 2.2             Rights in Respect of Partnership Interest

Except as otherwise provided herein, no Partner shall, in respect of any Partnership Interest held by such Partner, have any preference, priority or right in any circumstance over any other Partner in respect of any Partnership Interest held by any other Partner.

Section 2.3             Redetermination of Partnership Interest

Subject to Section 2.4, in the event of a Capital Contribution, a Distribution or Extraordinary Distribution in accordance with the terms of this Agreement, the Partnership Interest, expressed as a percentage, of each Partner shall be redetermined from time to time in accordance with Section 5.4 in which case the Managing Partner shall revise Schedule 1 accordingly, sign and attach a dated copy of such Schedule to this Agreement and provide each Partner with a copy thereof.  Such revised Schedule 1 shall supersede and replace all earlier versions of Schedule 1 and become the governing Schedule 1.

Section 2.4             Additional Partners

Additional Partners may be added to the Partnership only with the consent of all of the existing Partners and provided that such additional Partners execute and deliver to the Managing Partner a counterpart of this Agreement.  The Parties hereby authorize the Managing Partner to revise and update Schedule 1 hereto from time to time as required to reflect any changes to the Partners and their Partnership Interests.

ARTICLE 3

NAME, OFFICE AND ADDRESSES

Section 3.1             Name

The name of the Partnership shall be “AECO Gas Storage Partnership” or such other name or names as the Managing Partner may, from time to time, deem advisable.

Section 3.2             Principal Office

The principal office of the Partnership shall at all times be the principal office of the Managing Partner which, for the time being shall be 1800, 855-2nd Street S.W., Calgary, Alberta, T2P 4Z5.  The Partnership may maintain such other offices at such other places as the Managing Partner deems advisable.

ARTICLE 4

BUSINESS OF THE PARTNERSHIP

Section 4.1             Purpose and Business

The purpose of the Partnership is to operate and carry on the Partnership Business and to employ such personnel, agents, advisors and representatives upon such terms and conditions as may be necessary or advisable in carrying on the Partnership Business and to carry on any and all other business endeavours, acts or activities as the Partners may determine to pursue or which are appropriate, advisable, related to or necessary in conducting the affairs of the Partnership and in furtherance of its purposes.

Section 4.2             Powers

The Partnership, or the Managing Partner on behalf of the Partnership, shall have the power, without limitation, to do any and every act and thing necessary, proper, convenient or incidental to the pursuit or accomplishment of its purposes and the furtherance of the Partnership Business and without limiting the foregoing, the Partnership shall have all the powers set forth in Section 7.1 hereof and the power to do any act or thing which is approved or consented to in writing by all of the Partners.

Section 4.3             Subsidiaries and Other Entities

The Partnership may carry on the Partnership Business, in whole or in part, by itself, in association with others, or through one or more corporations or partnerships owned in whole or in part by the Partnership and the Partnership may be a partner in another partnership.

ARTICLE 5

CAPITAL CONTRIBUTIONS

Section 5.1             Initial Capital Contributions

Concurrent with its execution of this Agreement and in consideration of their internal Partnership Interests:

(a)                                  ECA has contributed consideration of $990.00 to the capital of the Partnership, which amount shall be allocated to the Capital Account of ECA and ECA shall be entitled to a 99% Partnership Interest at such time; and

(b)                                 1196923 has contributed consideration of $10.00 to the capital of the Partnership, which amount shall be allocated to the Capital Account of 1196923, and 1196923 shall be entitled to a 1% Partnership Interest at such time.

The Managing Partner hereby accepts and acknowledges, on behalf of the Partnership, receipt of the initial capital contributions of each ECA and 1196923 and confirms, on behalf of the Partnership, the subscription by each of ECA and 1196923 of an initial Partnership Interest of 99% and 1%, respectively.

Section 5.2             Partner’s Interest in the Partnership

At any particular time, a Partner’s interest in the Partnership shall be determined with reference to such Partner’s Partnership Interest, expressed as a percentage.

Section 5.3             Additional Capital Contributions

The Partners shall make from time to time such additional Capital Contributions to the capital of the Partnership as are unanimously agreed upon in writing by the Partners.  Such additional Capital Contributions may result in the redetermination of Partnership Interests of the Partners based on each Partner’s relative Capital Contributions pursuant to the provisions of Section 5.4.

Section 5.4             Determination of Partnership Interest

The Partnership Interest of each Partner shall be adjusted each time any Partner makes a Capital Contribution or receives an Extraordinary Distribution as follows:

(a)                                  if one or more Partners make a Capital Contribution, the Partnership Interest of each Partner immediately thereafter shall be:

[(A+B) ÷ (C+D)] x 100

where:

(A)                              is the Partner’s Partnership Interest immediately before the Capital Contribution multiplied by the Partnership’s Net Asset Value immediately before the Capital Contribution;

(B)                                is the amount of the Capital Contribution made by the Partner, if any;

(C)                                is the Partnership’s Net Asset Value immediately before the Capital Contribution; and

(D)                               is the aggregate of all Capital Contributions made concurrently by all Partners;

(b)                                 if the Partnership makes an Extraordinary Distribution, the Partnership interest of each Partner immediately thereafter shall be:

[(A-B) ÷ (C-D)] x 100

where:

(A)                              is the Partner’s Partnership Interest immediately before the Extraordinary Distribution multiplied by the Partnership’s Net Asset Value immediately before the Extraordinary Distribution;

(B)                                is the Distributed Amount of the Extraordinary Distribution made to the Partner at that time, if any;

(C)                                is the Partnership’s Net Asset Value immediately before the Extraordinary Distribution; and

(D)                               is the aggregate of the Distributed Amounts of all Extraordinary Distributions made concurrently to any Partners.

Section 5.5             Price Adjustment and Determination of Fair Market Value

(a)                                  If at any time the amount of a Capital Contribution, Distribution, Extraordinary Distribution or the Partnership’s Net Asset Value is determined to be different from the amount used by the Partners to determine the Partnership Interests when the Capital Contribution, Distribution or Extraordinary Distribution was made (including the Initial Capital Contributions), whether by:

(i)                                     a tribunal or court of competent jurisdiction, from which all appeal rights have been exhausted or have expired;

(ii)                                  agreement with the Canada Revenue Agency or other competent taxing authority, or

(iii)                               agreement of the Partners who were Partners at the time of such Contribution, Distribution or Extraordinary Distribution;

then the Partnership Interest held by each of the Partners shall be adjusted as necessary and appropriate, effective as of the Contribution Date or the date the Distribution or Extraordinary Distribution was made, to reflect the revaluation and all other adjustments and payments which may be required to reflect such adjustments to the Partnership Interest shall forthwith be made between the proper parties.

(b)                                 If within six (6) months from the date of a Capital Contribution, Distribution or an Extraordinary Distribution, the Partners cannot agree on the amount of the Capital Contribution, Distribution or Extraordinary Distribution or the Partnership’s Net Asset Value immediately thereafter for purposes of determining their Partnership Interests immediately after the Capital Contribution, Distribution or Extraordinary Distribution was made, such amount will be determined by arbitration in accordance with the provisions of the Arbitration Act (Alberta).

Section 5.6             Capital Accounts

(a)                                  A Capital Account shall be established in the records of the Partnership for each Partner, which Capital Account shall be maintained in accordance with GAAP and :

(i)                                     credited with:

(A)                              each Capital Contribution by a Partner to the Partnership; and

(B)                                any income or profits of the Partnership allocated to such Partner pursuant to Section 9.1 hereof; and

(ii)                                  debited with:

(A)                              any Distributions or Extraordinary Distributions to a Partner; and

(B)                                any losses or expenses of the Partnership allocated to such Partner pursuant to Section 9.1 hereof.

(b)                                 Except as determined by the Managing Partner in its sole discretion, from time to time, no Partner shall be entitled to withdraw capital or other amounts or to receive Distributions or Extraordinary Distributions of capital.  The interest of a Partner will not terminate by reason of there being a negative or nil balance in a Partner’s Capital Account.

(c)                                  No Partner shall be entitled to interest on its Capital Contribution or on any credit balance in its Capital Account.  Except as provided in this Agreement or pursuant to the Partnership Act, no Partner is required to pay interest to the Partnership on any Capital Contribution returned to the Partner or on any negative balance in its capital account.

(d)                                 The Partnership may set-off against and withhold from any amount that would otherwise be distributed to a Partner, any amount that may be due and owing to the Partnership on account of any unpaid portion of the Capital Contribution of such Partner and interest accrued thereon.

Section 5.7             Principles Applying to Asset Contributions

With regard to any Contribution of assets to the Partnership from time to time, unless or otherwise agreed, the following principles shall apply:

(a)                                  to the extent that the consent of any Person is required for the transfer to the Partnership of any contractual benefits or rights and that consent is not obtained by the Contribution Date, the Partner to whom such benefits and rights belong shall hold and exercise the benefits and rights under such contractual benefit or right, and observe and perform all of its obligations thereunder for and on behalf of the Partnership, and the Partnership shall reimburse the Partner for all costs incurred by the Partner in the performance of such obligations until the earlier of such consent being obtained and the assignment completed, the termination or expiration of such benefits and rights, or the termination of this Partnership;

(b)                                 to the extent that a Partner holds rights pursuant to any license, permit, approval, exemption, certificate or any other right granted pursuant to government or regulatory authority which rights form part of the assets to be contributed by such Partner to the Partnership, are required in order to carry on the business of the Partnership, and are not assignable to the Partnership such Partner agrees in accordance with Applicable Law to hold and to exercise the same and observe and perform the obligations arising therefrom for and on behalf of the Partnership for so long as the Partnership may require, and the Partnership shall reimburse such Partner for all costs incurred in the performance of such obligations;

(c)                                  to the extent that legal or registered title to any property, including land, buildings and equipment the beneficial interest in or the ownership of which is contributed to the Partnership, is retained in the name of a Partner such Partner agrees to hold such legal or registered title as nominee and agent for the Partnership and agrees, upon the request of the Managing Partner and at the expense of the Partnership, to convey such legal or registered title in accordance with the directions of the Managing Partner and to take any such other steps and execute all such documents as the Managing Partner may reasonably require to evidence or secure the beneficial interest or the ownership of the Partnership therein;

(d)                                 to the extent that legal or registered title to any property, including land, buildings and equipment the beneficial interest in or ownership of which is contributed to the Partnership, is retained in the name of any other Person for the benefit of a Partner, such Partner agrees to cause such Person to hold such legal or registered title for the benefit of the Partnership and agrees that upon the request of the Managing Partner and at the expense of the Partnership, to cause such Person to convey such legal or registered title in accordance with the directions of the Managing Partner and take any and such other steps and execute all such documents as the Managing Partner may reasonably require to evidence or secure the beneficial interest or the ownership of the Partnership therein; and

(e)                                  to the extent that, subsequent to a contribution of assets to the Partnership by a Partner, such Partner receives any amount or property in relation to such assets to which amount or property the Partnership is entitled, such Partner agrees that it receives such amount or property as Partnership Property and that is shall promptly remit such amount or property to the Partnership.

Section 5.8             Elections on Contribution of Property

For the purposes of subsection 97(2) of the ITA, the Partners shall, upon the request of any Partner making a Contribution of property or other assets to the Partnership, jointly elect in prescribed form and within the time period referred to in subsection 96(4) of the ITA, and, if necessary, make revised elections, and generally take any other steps as may be considered desirable so as to effect the transfer of any property or other assets contributed by any Partner to the Partnership at any time for the purposes of the ITA at an agreed amount determined by the Partner making the Contribution subject to the limitations of subsection 97(2) of the ITA.  The Partners shall also jointly elect, if applicable, in prescribed form, pursuant to section 22 of the ITA with respect to any such transfer.

ARTICLE 6

FISCAL YEAR; TERM

Section 6.1             Fiscal Year

The first fiscal year of the Partnership shall end on a date determined by the Managing Partner and each fiscal year thereafter (in either case, the “Fiscal Year”) shall commence on the day immediately following the date so determined and shall end on the annual anniversary of such date in the following year or on the date if dissolution, the date of termination of the Partnership or such other date as may be determined by the Managing Partner.

Section 6.2             Term of Partnership

The Partnership shall continue indefinitely unless terminated under the provisions of Article 10 hereof.

ARTICLE 7

POWER, RIGHTS AND OBLIGATIONS OF MANAGING PARTNER

Section 7.1             Management by Managing Partner

Subject to the express provisions of this Agreement and subject to any applicable limitations set forth in the Partnership Act and applicable similar legislation in other jurisdictions where the Partnership is required to be registered and except as the Partners may otherwise direct, from time to time, the Managing Partner shall have full, exclusive and complete discretion, up to the Authorization Limit, in the management and control of the Partnership Business and shall make such decisions affecting the Partnership Business and do any and all acts in respect thereof.  In carrying out the foregoing functions and in operating the Partnership Business, the Managing Partners hall use all commercially reasonable efforts to act in accordance with the purposes set forth in Article 4 hereof.  An action taken by the Managing Partner on behalf of the Partnership in accordance with this Agreement is deemed to be an act of the Partnership and shall bind the Partnership.  The Managing Partner shall manage, control and coordinate the Partnership Business and do or cause to be done any and all acts necessary, appropriate or incidental to the Partnership Business and without limiting the generality of the foregoing the Managing Partner may, without Partners’ approval in amounts up to the Authorization Limit and shall, subject to Section 8.2, with Partners’ approval for amounts in excess of the Authorization Limit:

(a)                                  borrow funds in the name of the Partnership from time to time from any Person or financial institution, incur debt obligations, whether with or without security, including without limitation, the power to make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidence of indebtedness; guarantee the debts, obligations or liabilities of any Person (including without limitation, any Partner or Affiliate of any Partner); provide financial assistance in respect of all or any portion of such debt, obligations or liabilities, grant or assume securities interests, indemnification obligations and similar assurances, mortgage, charge, pledge or assign all or any part of the Partnership Property; assign money owing or to be owing to the Partnership; and engage in any other means of financing the Partnership Business;

(b)                                 apply for or maintain any approvals, permits or licenses in connection with the Partnership Business or the Partnership Property;

(c)                                  delegate or subcontract to another party or parties the management or administrative duties and responsibilities of the Partnership and shall have the right to appoint any other Partner as a co-managing Partner for the purpose of assisting the Managing Partner to perform its duties hereunder;

(d)                                 negotiate, execute and perform, on behalf of the Partnership, any and all documents, agreements or instruments of any kind (including without limitation, a service agreement regarding the operating of the Partnership Business) which the Managing Partner may deem appropriate in carrying out or operating the Partnership Business;

(e)                                  open and manage bank accounts in the name of the Partnership and invest cash assets of the Partnership that are not immediately required for the Partnership Business in investments which the Managing Partner considers appropriate;

(f)                                    enter into for and on behalf of the Partnership, or cause the Partnership to enter into, any leases or similar agreements whereby the Partnership leases the real property required for the operation of the Partnership Business from the Partners or such other Persons as the Managing Partner may determine;

(g)                                 acquire, hold, and/or maintain Partnership Property in the Partnership name of the Managing Partner or in the name of a nominee chosen by the Managing Partner;

(h)                                 improve or change any assets, business or undertaking of the Partnership, from time to time;

(i)                                     incur all costs and expenses in connection with the Partnership Business;

(j)                                     execute, on behalf of the Partnership, any and all income tax elections and filings as the Managing Partner may deem appropriate;

(k)                                  provide for the accounting, maintenance of records, maintenance of safekeeping of all Partnership documents, the provision of all clerical services required for the operations and activities of the Partnership, and the preparation and forwarding to the Partners of annual financial statements as of the end of each Fiscal Year and any other financial statements as may be required by the Partners in order to comply with any ITA, regulatory and/or exchange listing requirements;

(l)                                     make all filings necessary to register the Partnership and maintain such registration in all jurisdictions in which the Partnership carries on Partnership Business in accordance with Applicable Law in such jurisdiction;

(m)                               act as attorney in fact or agent of the Partnership in disbursing and collecting monies for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(n)                                 make available to the Partnership the services of certain of the employees of the Managing Partner and may employ, retain, engage or dismiss from employment or engagement, personnel, agents, representatives or professional advisors, with the powers and duties, upon the terms and for the compensation as in the discretion of the Managing Partner may be necessary or advisable in the carrying on of the Partnership Business;

(o)                                 provide for the redetermination of the Partnership Interest of each Partner in accordance with Section 2.3;

(p)                                 obtain any insurance coverage on such terms as the Managing Partner considers appropriate or determine to self insure the Partnership Property;

(q)                                 sell such portion of the Partnership Property on such terms as the Managing Partner considers appropriate;

(r)                                    initiate, maintain, or defend any litigation or other actions or proceedings in the name of the Partnership and may retain legal counsel, experts, advisors or consultants as the Managing Partner considers appropriate and to rely upon the advice of such Persons;

(s)                                  make non-substantive amendments necessary to cure an ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provision contained herein and the cure, correction or supplemental provision does not and will not, in the opinion of counsel to the Partnership, materially adversely affect the interests of any Partner, including to amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record in whatever jurisdictions the Partnership is registered, whatever documents may be required in connection therewith, to reflect:

(i)                                     a change in the name of the Partnership or the location of the principal place of the Partnership Business;

(ii)                                  the admission, substitution, withdrawal or removal of Partners in accordance with the terms of this Agreement;

(iii)                               a change that, in the sole discretion of the Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a general partnership under Applicable Laws; and

(iv)                              a change that, in the sole discretion of the Managing Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes in the ITA, GST Legislation or other taxation laws;

and all Partners agree to sign an amendment to the Declaration to give effect to any amendment made in accordance with this Subsection 7.1(s); and

(t)                                    manage, control and operate the Partnership Business and shall cause to be done any and all acts necessary, appropriate or incidental to the Partnership Business and shall do so honestly, in good faith and in the best interests of the Partnership and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances.

Section 7.2             Authority of Managing Partner

No Person with whom the Partnership deals shall be required to determine the authority of the Managing Partner to give any undertaking, enter into any commitment, take any proceeding, make any decision or execute, deliver or perform any instrument, deed, agreement or document on behalf of the Partnership, or to see the application or distribution of revenues or proceeds paid to the Managing Partner.

Section 7.3             Resolution of Conflicts of Interest

Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Managing Partner or any of its Affiliates, on the one hand, and the Partnership, or any Partner, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any standard of care or duly stated or implied by law if the resolution or course of action is fair and reasonable to the Partnership.  The Managing Partner shall be authorized in connection with its resolution of any conflict of interest to consider:  (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests; (ii) any customary or accepted industry practices; (iii) any applicable generally accepted accounting practices or principles; and (iv) such additional factors as the Managing Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.  Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Managing Partner to consider the interests of any Person other than the Partnership.  In the absence of bad faith by the Managing Partner, the resolution, action or terms so made, taken or provided by the Managing Partner with respect to such matter shall be deemed to be fair and reasonable, shall be deemed to be in, or not opposed to, the best interests of the Partnership, and shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or stated or implied under the Partnership Act or by Applicable Law.

Section 7.4             Periodic Reporting by Managing Partner

The Managing Partner shall prepare or cause to be prepared in accordance with GAAP, and transmit on a timely basis to each Partner, financial statements of the Partnership for each Fiscal Year which shall include a balance sheet, statements of income, Partners’ equity and changes in financial position together with all such information as may be necessary to enable the Partners to file all required Canadian federal and provincial income tax returns with respect to the income of the Partnership.

Section 7.5             Partnership Records

The Managing Partner shall maintain all accounts, books and other relevant Partnership records and documents and all Partners shall have the right to inspect and make copies of or take extracts from such books, accounts and recovers during normal business hours on reasonable notice to the Partnership.

Section 7.6             Expenses of Managing Partner

The Partnership shall reimburse the Managing Partner for all reasonable professional, legal, accounting and administrative costs incurred by the Managing Partner in the performance of its duties hereunder, including reasonable costs directly incurred for the benefit of the Partnership, but specifically excluding expenses of any action, suit or other proceedings in which or in relation to which the Managing Partner is adjudged to be in breach of any duty or responsibility imposed on it hereunder.

Section 7.7             Provision and Compensation of Personnel

The Managing Partner may, from time to time, identify all staff, employees and field all other personnel employed by the Managing Partner or the Partnership which it deems necessary to operate the Partnership Business and shall determine the compensation to be paid and benefits to be provided to, all such persons.

Section 7.8             Banking

The bank of the Partnership shall be such bank or banks as may be determined from time to time by the Managing Partner, or at such bank or banks at which the Managing Partner maintains accounts.  All monies received by the Partnership shall be deposited to the credit of the Partnership’s account maintained at such bank or banks or at such other places as the Managing Partner may designate from time to time in the name of the Partnership.

Section 7.9             Signing of Cheques

All cheques drawn on the Partnership’s bank account shall be signed by such person or persons as shall from time to time be designated by the Managing Partner.  For the purposes of this Agreement, for so long as 1996923 is a Partner, any direct or officer of 1196923 shall, without requiring further authority, be considered a designee of the Managing Partner for the purposes of this section.

Section 7.10           Signing of Agreements

All contracts, agreements and other documents shall be signed on behalf of the Partnership by such person or persons as shall from time to time be designated by the Managing Partner.  For the purposes of this Agreement, for so long as 1196923 is a Partner, any director or officer of 1196923 shall, without requiring further authority, be considered a designee of the Managing Partner for the purposes of this section.

Section 7.11           Other Activities of Managing Partner

The Managing Partner may carry on any business in addition to its activities as Managing Partner of the Partnership.  The Managing Partner and the Partners (and their respective Affiliates) may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and no such Person shall be required to offer or make available to the Partnership any other business or investment opportunity which any such Person may acquire or be engaged in for its own account, except as expressly contemplated herein.  It shall not be a breach of the fiduciary duty owed by the Managing Partner to the Partnership if the Managing Partner or an Affiliate thereof so acts.

Section 7.12           Other Matters Concerning the Managing Partner

(a)                                  The Managing Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The Managing Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion (including an opinion of counsel) of such Persons as to matters that the Managing Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)                                  The Managing Partner shall have the right, in respect of any of its power, authority or obligations hereunder, to act through any of its duly authorized officers.

(d)                                 Any standard of care or duty imposed under any Applicable Law shall be modified, waived or limited as required to permit the Managing Partner to act under this Agreement or any other agreement contemplated by this Agreement so long as such action is reasonably believed by the Managing Partner to be deemed to be (as contemplated in Section 7.3) in, or not opposed to, the best interests of the Partnership.

Section 7.13           Restrictions upon the Managing Partner

The Managing Partner’s power and authority does not extend to any powers, actions or authority above the Authorization Limit unless and until the unanimous approval of the Partners in respect of such action is received.

Section 7.14      Removal and Appointment of Managing Partner

(a)       The Managing Partner may be removed at any time by a decision of the Partners by an affirmative vote of the Partners holding a majority of the Partnership Interests provided, however, that all acts of the Managing Partner prior to its removal will continue to bind the Partnership.

(b)       The Managing Partner shall be deemed to have been removed effective upon the appointment of a new Managing Partner following the passing of any resolution of the directors or shareholders of the Managing Partner requiring or relating to the bankruptcy, dissolution, liquidation or winding-up or the making of any assignment for the benefit of creditors of the Managing Partner, or upon the appointment of a receiver of the assets and undertakings of the Managing Partner, or upon the Managing Partner failing to maintain its corporate existence, Canadian residency for tax purposes and capacity and authority to act as a managing partner and to perform its obligations under this Agreement.

(c)       The Managing Partner may withdraw as such by giving 90 days’ written notice.

(d)       In the instances described in paragraphs (b) and (c) above, the Partners may designate a new Managing Partner, who must be a Partner, by an affirmative vote of the Partners holding a majority of the Partnership Interests after receipt of written notice of such event (which written notice shall be provided by the Managing Partner forthwith upon the occurrence of such event), which appointment shall be effective upon written acceptance of the appointed Partner.

Section 7.15      Transfer to New Managing Partner

On the admission of a managing partner to the Partnership upon the resignation or removal of the Managing Partner, the resigning or retiring Managing Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new managing partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion, including the transfer of any title to the Partnership’s property, if held by the Managing Partner, to such new managing partner.

Section 7.16      Release by Partnership

On the resignation or removal of the Managing Partner, the Partnership will release and hold harmless the Managing Partner resigning or being removed, from any costs, expenses, damages or liabilities suffered or incurred by the Managing Partner as a result of or arising out of events, which occur in relation to the Partnership after such resignation or removal.

Section 7.17      New Managing Partner

A new managing partners hall and will become a party to this Agreement by signing a counterpart hereof and will agree to be bound by all of the provisions hereof and to assume the obligations, duties and liabilities of the Managing Partner hereunder as and from the date the new managing partners becomes a party to this Agreement.

ARTICLE 8
MATTERS REQUIRING THE APPROVAL OF ALL PARTNERS

Section 8.1        Written Approval of the Partners

All matters requiring the consent, approval or agreement of the Partners under this Agreement shall be evidenced by written resolution approving such matter which is signed by all of the Partners unless a different level of approval is specifically provided for herein.

Section 8.2        Matters Requiring Unanimous Approval of the Partners

Notwithstanding anything to the contrary contained herein, the following matters shall require the unanimous approval of the Partners:

(a)       all matters specified in Section 7 that require expenditures of, or reflect obligations and liabilities to be incurred by, the Partnership in excess of the Authorization Limit;

(b)       any Extraordinary Distributions;

(c)       the sale, exchange or other disposition of all or substantially all of the Partnership Property and the sale, exchange or other disposition of any Partnership Property in excess of the Authorization Limit;

(d)       advances to Partners in respect of income or Partnership Property in excess of the Authorization Limit;

(e)       the amendment of Section 5.4 or this Section 8.2;

(f)       the waiving of any default on the part of the Managing Partner on such terms as the Partners may determine;

(g)       amending, modifying, altering or repealing any resolution previously passed by all of the Partners; and

(h)       the matters specified under Sections 1.1(i)(iii), 5.3, 7.13 and 8.2.

ARTICLE 9
ALLOCATIONS

Section 9.1        Allocations

(a)       Subject to Section 9.1(b), in respect of each Fiscal Year of the Partnership, the income and loss of the Partnership for income tax purposes, any assistance or incentive payments received by the Partnership or which the Partnership is entitled to receive and any other expense, credit or other amount which is allocable for income tax purposes shall be allocated among the Partners on the last day of the Fiscal Year of the Partnership in accordance with their Partnership Interest on that day.

(b)       Notwithstanding any provision herein to the contrary:

(i)       with respect to the cost of the acquisition of Canadian resource property (as defined in the ITA) which is acquired by the Partnership from a Partner, the cost of each such Canadian resource property for the purposes of computing the income, taxable income or loss of a Partner under the ITA shall be allocated to the particular Partner that transferred that Canadian resource property to the Partnership, provided such Partner is a member of the Partnership at the end of the Fiscal Year of the Partnership in which the acquisition occurs.  Subject to the foregoing exception, all Canadian exploration expense, Canadian development expense, Canadian oil and gas property expense and investment tax credits (all as defined in the ITA) arising from the expenditures of the Partnership and all crown royalties payable by the Partnership on production of petroleum substances shall be allocated to the Partners who are members of the Partnership at the end of a Fiscal Year pro rata according to the Partnership Interests held by them at the end of such Fiscal Year;

(ii)       Whenever the Partnership disposes of a particular Canadian resource property or other non-cash property to a particular Partner as a Distribution for no consideration or otherwise, any net proceeds of disposition (after deduction of conveyancing costs) of that Canadian resource property that are received or deemed under the ITA to have been received by the Partnership in respect of the transferred Canadian resource property or any income or loss of the Partnership resulting from the transferred non-cash property shall be allocated exclusively to that Partner and the Capital Account of that Partner shall be debited with the fair market value of that property; and

(c)       The Partnership will, in computing its income or loss for income tax purposes, claim all expenses, deductions, including capital cost allowance, and reserves to the maximum extent permitted by the ITA.

ARTICLE 10
DISTRIBUTIONS, DISSOLUTIONS, LIQUIDATIONS

Section 10.1      Distribution of Property

Subject to the requirements of Applicable Law, Distributions of Partnership Property shall be made at such times and in such amounts as determined by the Managing Partner. All Distributions, when made, shall be distributed to the Partners pro rata in accordance with their respective Partnership Interest, unless otherwise agreed to in writing by all of the Partners at the time of the Distribution.  The Managing Partner may, in its sole discretion made advances to Partners in respect of income or Partnership Property in such amounts up to the Authorization Limit and at such times as the Managing Partner may determine.

Section 10.2      Dissolution

Subject to Section 11.9, the Partnership shall be dissolved on the happening of any of the following events:

(a)       the disposition of all of the Partnership Property;

(b)       the written consent of the Partners;

(c)       the bankruptcy, insolvency, liquidation, dissolution or winding up (except as a consequence of merger or consolidation or dissolution or winding up of a Partner into another entity that has agreed to become an additional Partner pursuant to Section 2.4) of any Partner or the occurrence of any other event, including the assignment of a Partner’s property in trust for the benefit of that Partner’s creditors, which would permit a trustee or receiver to acquire control of the property or affairs of such Partner; or

(d)       any other event which would cause the dissolution of the Partnership under Applicable Law.

Notwithstanding the foregoing, upon the dissolution of the Partnership by the dissolution, termination, bankruptcy, insolvency, winding-up or withdrawal of a Partner, the remaining Partners will have the right to continue the Partnership to the extent they are legally able and, upon the occurrence of any such event, if the Partnership is continued, the successor in interest of the Partner who was the cause of the dissolution under Section 10.2(c):  (i) will continue to be liable for all of the debts and obligations of such Partner pursuant to this Agreement; and (ii) will not have any right to withdraw the Capital Contribution of such Partner except as expressly set forth in Section 10.5.

Section 10.3      Effective Date of Dissolution

The dissolution of the Partnership pursuant to Section 10.2 shall be effective on the day on which the event giving rise to the dissolution occurs. Notwithstanding the effective date of the dissolution of the Partnership, the Partnership shall not terminate until the Partnership Property has been distributed.

Section 10.4      Receiver

The Managing Partner shall serve as the receiver of the Partnership charged with the responsibility of liquidating the Partnership upon its dissolution.  If the Managing Partner is unable or unwilling to act in such capacity, the other Partner(s) may appoint some other appropriate Person or party to act as the receiver of the Partnership.  During the course of such liquidation, the receiver shall operate the properties and undertaking of the Partnership and in so doing shall be vested with all the powers and authority of the Managing Partner in relation to the Partnership under the terms of this Agreement.  The receiver shall be paid its reasonable fees and disbursements incurred in carrying out its duties hereunder.

Section 10.5      Liquidation

The receiver shall settle the Partnership accounts as expeditiously as possible and shall pay or compromise the liabilities (both absolute and contingent, matured and unmatured) of the Partnership and if necessary or desirable, sell or liquidate such of the Partnership Property as is required to be sold or liquidated to do so. Thereupon, the remaining Partnership Property shall be distributed to the Partners, in specie, each Partner to receive, in proportion to the relative balances of the Capital Accounts of the Partners at the time of dissolution, its undivided interest in each item of the Partnership Property.  If any Partner has a negative Capital Account balance, such Partner shall make a contribution of capital to the Partnership to eliminate such negative capital account balance prior to the dissolution of the Partnership.  A negative balance in a Partner’s Capital account shall not be considered a debt owed to the Partnership or any Person for any purpose whatsoever.

ARTICLE 11
MISCELLANEOUS

Section 11.1      Other Businesses

Any Partner may engage in or possess an interest in other business ventures of any nature and neither the Partnership nor the other Partners shall, by virtue of this Agreement, have any rights in or to such other business ventures.

Section 11.2      Time of the Essence

Time shall be of the essence of this Agreement.

Section 11.3      Governing Law

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  Each Party accedes and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in connection with this Agreement.

Section 11.4      Counterparts

This Agreement may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each Party, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

Section 11.5      Delivery of Notices

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing.  Any notice to be given hereunder shall be deemed to be properly provided if delivered in any of the following modes:

(a)       personally, by delivering the notice to the Party on which it is to be served at that Party’s address for notices as set forth in Section 11.6. Personally delivered notices shall be deemed to be received by the addressee when actually delivered as aforesaid; provided that, such delivery shall be during normal business hours on any Business Day.  If a notice is not delivered on a Business Day or is delivered after the addressee’s normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee’s first Business Day next following the time of the delivery; or

(b)       by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be delivered at that Party’s facsimile number as set forth in Section 11.6.  A notice so served shall be deemed to be received by the addressee when transmitted by the Party delivering the notice (provided such Party obtains confirmation from its facsimile of successful transmission), if transmitted during the addressee’s normal business hours on any Business Day or at the commencement of the next ensuing Business Day following transmission if such notice is not transmitted during business hours on a Business Day.

Section 11.6      Notices

The address and facsimile number for delivery of notices hereunder of each of the Parties shall be as follows:

(a)	if to ECA at:

1800, Bankers Hall
855 - 2nd Street SW
Calgary, AB T2P 4Z5
Canada.
	Fax:	403-645-4617
	Attention:	Secretary

(b)	if to 1196923 at:

1800, Bankers Hall
855 - 2nd Street SW
Calgary, AB T2P 4Z5
Canada.
	Fax:	403-645-4617
	Attention:	Secretary

A Party may change its address and facsimile number for delivery of notices by giving notice to the other Party in the manner set forth herein, and such changed address and facsimile number for notices shall, thereafter, be effective for all purposes of this Agreement.  The address and facsimile number for a Person which becomes a Partner in accordance with Section 11.9 shall be as set out in the counterpart execution page to this Agreement executed by such Person.

Section 11.7      Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties, their respective heirs, successors and permitted assigns.

Section 11.8      Further Assurances

The parties shall from time to time, on and after the date hereof, execute and deliver all such other additional instruments, notices, releases, acquittances and other documents and shall do all such other acts and things as may be reasonably necessary to carry out the terms and conditions of this Agreement in accordance with their true intent.

Section 11.9      Assignment of Partnership Interests

The assignment by a Partner of all or part of its interest in the Partnership shall not result in the dissolution of the Partnership.  Any Partner may assign all or part of its interest in the Partnership by execution of a form of assignment agreement substantially in the form of Schedule 2 hereto and upon receiving the written consent of the Managing Partner, provided that such assignment shall not be valid until the assignee executes a counterpart to this agreement agreeing to be bound by the terms hereof. Upon such assignment, the assigning Partner shall be released of all of its obligations under this Agreement and the assignee shall execute and deliver all releases and other documents reasonably required by the assigning Partner in connection with such assignment.

Section 11.10     Addition and Withdrawal of Partners

Additional Partners may be added to the Partnership with the consent of all existing Partners. Subject to Section 10.2 hereof, the Partnership shall not be dissolved or terminated, nor shall a new partnership be deemed to be created, by the admission of any new Partner or by the withdrawal, removal, death, mental incompetence or other similar disability, insolvency, bankruptcy or other disability of a Partner.

Section 11.11     Amendment of Declaration and Register

The Managing Partner shall from time to time promptly effect filings, recordings, registrations and amendments to Schedule 1 and the Declaration and to such other documents and at such places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Partnership Interests and dissolution of the Partnership as herein provided and to constitute a transferee as a Partner.

Section 11.12     Registration for GST Purposes

It is the intention of the Partners to register the Partnership for GST as of the October 14, 2005.

Section 11.13     Responsibility for Payment of GST

The Partnership (and not the Managing Partner) will be responsible for the payment of GST, if any, with respect to the costs and expenses to be reimbursed by the Partnership pursuant to Section 7.6.  The Partnership shall claim on its GST return all input tax credits in respect of GST paid on goods and services acquired by the Managing Partner on the account of the Partnership.  Alternatively, the Managing Partner may remit the Partnership’s GST and claim the Partnership input tax credits on its behalf.

Section 11.14     GST Elections

The Partners and the Partnership shall jointly file a closely related party election pursuant to section 156 of the Excise Tax Act (Canada) with respect to GST which election deems supplies made between the Partners and the Partnership to be made for $nil consideration.

IN WITNESS WHEREOF this Agreement is executed as of the day and year first above written.

ENCANA CORPORATION		1196923 ALBERTA LTD.

Per:	/s/ Rachel Desroches	Per:	/s/ [illegible]
	Name:		Name:
	Title:		Title:

Schedule 1 to the Partnership Agreement for AECO Gas Storage Partnership between EnCana Corporation and 1196923 Alberta Ltd. made as of October 14, 2005 (the “Partnership Agreement”)

LIST OF PARTNERS AND PARTNERSHIP INTERESTS

List of Partners	Date	Partnership Interests (%)

EnCana Corporation	October 14, 2005	99%

1196923 Alberta Ltd.	October 14, 2005	1%

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Schedule 2 to the Partnership Agreement for AECO Gas Storage Partnership between EnCana Corporation and 1196923 Alberta Ltd. made as of October 14, 2005 (the “Partnership Agreement”)

TO:         [•] (the “Assignor”), the Partnership and [existing Partners]

RE:                              Partnership Agreement for the Partnership between EnCana Corporation and 1196923 Alberta Ltd. made as of October 14, 2005 (the “Partnership Agreement”)

PREAMBLE:

A.                                   The Assignor has agreed to assign a •% Partnership Interest under the Partnership Agreement to [•] (the “Assignee”).

B.                                     In accordance with Section 11.9 of the Partnership Agreement, the Assignor is released of all of its obligations under the Partnership Agreement effective the date of execution of this counterpart.

C.                                     As of the date hereof the Partners of the Partnership are [•].

D.                                    Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Partnership Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Assignee hereby:

(a)                                  acknowledges receipt of a copy of the Partnership Agreement;

(b)                                 agrees to be bound by the Partnership Agreement as a Partner thereof;

(c)                                  agrees to assume the obligations of the Assignor under the Partnership Agreement;

(d)                                 releases the Assignor of its obligations under the Partnership Agreement, effective as of the date of execution of this counterpart to the Partnership Agreement;

(e)                                  represents and warrants to the Assignor, the other Partners and the Partnership that:

(i)                                     the Assignee [is duly incorporated as a corporation duly formed as a general partnership];

(ii)                                  the Assignee is and will continue to be a resident in Canada for the purposes of the ITA so long as it retains a Partnership Interest;

(iii)                               the Assignee is validly existing and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization or formation;

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(iv)                              if required by Applicable Law, the Assignee is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation;

(v)                                 the Assignee has full power and authority to execute and deliver this counterpart to the Partnership Agreement and to perform its obligations hereunder and under the Partnership Agreement;

(vi)                              all necessary actions by the board of directors, shareholders, managers, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, and delivery of this counterpart to the Partnership Agreement and performance of its obligations under the Partnership Agreement have been duly taken by the Assignee;

(vii)                           the Partnership Agreement and any other documents contemplated thereby constitute legal, valid and binding obligations of the Assignee enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(viii)                        the Assignee’s authorization, execution, and delivery of this counterpart to the Partnership Agreement and performance of its obligations under the Partnership Agreement do not and will not conflict with, or result in a breach, default or violation of, the organizational documents of the Assignee, any contract or agreement to which the Assignee is a party or is otherwise subject, or any law, order, judgment, decree, writ, injunction or arbitral award to which the Assignee is subject, or require any consent, approval or authorization from, filing or registration with, or notice to any governmental authority or other Person, unless such requirement has already been satisfied;

(f)                                    agrees to execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to complete the assignments referenced in this counterpart to the Partnership Agreement; and

(g)                                 agrees that the address and facsimile number for delivery of notices for the Assignee under the Partnership Agreement shall be as follows:

[INSERT ADDRESS AND FAX NUMBER]

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This counterpart to the Partnership Agreement is executed this        day of                              ,      .

[ASSIGNEE]

By:
Name:
Title:

By:
Name:
Title:

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The undersigned, being all of the Partners of the Partnership immediately prior to execution of this counterpart to the Partnership Agreement, hereby acknowledge receipt of this executed counterpart and consent to the assignment herein described, effective the date above written.

[EXISTING PARTNER]

By:
Name:
Title:

By:
Name:
Title:

[EXISTING PARTNER]

By:
Name:
Title:

By:
Name:
Title:

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